EXHIBIT 99.1

UTMD Reports Audited Year 2020 and Fourth Quarter Financial Performance

Contact: Crystal Rios (801) 566-1200January 28, 2021

Salt Lake City, Utah –Utah Medical Products, Inc. (Nasdaq: UTMD) reports financial results for the fourth calendar quarter (4Q) which confirms a trend of recovery from the “COVID-19 depression” in 2Q 2020 caused by government policies restricting medical procedures deemed “nonessential” such as tubal ligation and loop excision of the transformation zone.  In this report, UTMD presents 2020 successive quarterly comparisons.  In summary, 4Q 2020 was UTMD’s best revenue quarter of the year, almost 2% higher than the pre-pandemic 4Q 2019.  Consolidated total worldwide revenues for the 2020 year were 10% lower than in 2019, after being down 26% in 2Q 2020.  Direct to end user sales, which drive UTMD’s overall profitability, were 14% lower for the 2020 year after being down 39% in the dismal 2Q 2020.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Summary of Financial Results

UTMD management believes that the presentation of sequential 2020 quarterly comparisons provides meaningful supplemental information to both management and investors.  Keeping in mind that results for any given three month period in comparison with a previous year’s same three month period may vary as a result of several factors:  foreign currency exchange rates for sales invoiced in foreign currencies, uneven international distributor and OEM customer order patterns as a result of purchasing larger quantities of devices at a time, and the timing of ups and downs in government restrictions during the pandemic.  The following table shows the percent changes in 2020 quarterly revenues by sales channel compared to the same periods of time in 2019:

Revenues [USD denominated]	1Q	2Q	3Q	4Q	Year
U.S. domestic (excluding OEM)	+ 14.5%	(29.1%)	(8.0%)	(2.7%)	( 7.5%)
Canada domestic	(21.7%)	(62.9%)	( 5.6%)	(23.0%)	(29.7%)
Ireland domestic	(26.2%)	(48.6%)	(18.1%)	(31.3%)	(31.0%)
UK domestic	(11.2%)	(72.8%)	(34.4%)	(29.5%)	(36.2%)
France domestic	(11.8%)	(72.1%)	(12.3%)	(22.5%)	(29.8%)
Australia domestic	( 8.6%)	(43.0%)	(13.6%)	( 1.2%)	(16.7%)
Subtotal, Direct to End-User:	+4.2%	(39.1%)	(11.1%)	( 8.8%)	(14.3%)
All Other OUS (Sales to Int’l Distributors)	( 5.2%)	( 4.5%)	(34.7%)	+ 39.9%	( 3.4%)
U.S. OEM Sales	+ 0.7%	+ 9.5%	( 8.9%)	( 1.3%)	( 0.8%)
Worldwide Revenues	+ 1.6%	(25.8%)	(16.1%)	+ 1.5%	(10.1%)

U.S. domestic sales direct to end-user facilities did not decline as much as OUS direct to end-user facilities in 2Q 2020, down 29% in the U.S. compared to down 63% OUS, and recovered faster.  For the year, U.S domestic sales to end-user facilities were 8% lower compared to 30% lower OUS.  After a good 3Q 2020 recovery, a resurgence of virus infections in 4Q 2020 slowed the recovery OUS but not in the U.S.  The different OUS 4Q 2020 significant improvement in Australia was due in part to UTMD beginning to sell directly to medical facilities in New Zealand from its Australia facility, rather than by a third party distributor.

UTMD subsidiary direct domestic sales in Canada, Ireland, the United Kingdom, France, Australia and, beginning in 4Q 2020, New Zealand, were invoiced in foreign currencies. Foreign currency exchange (FX) rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 4Q 2020 and year 2020 compared to the same periods in 2019 follow:

	4Q 20	4Q 19	Change	2020	2019	Change
GBP	1.320	1.288	+ 2.5%	1.291	1.277	+ 1.1%
EUR	1.192	1.108	+ 7.7%	1.146	1.119	+ 2.4%
AUD	0.729	0.684	+ 6.6%	0.692	0.696	( 0.6%)
CAD	0.767	0.757	+ 1.3%	0.751	0.754	( 0.3%)

The volatility of  FX rates for OUS sales when consolidated in USD terms continues to affect period-to-period relative financial results because of UTMD’s significant percentage of foreign currency sales.  The FX rate impact in 4Q 2020 increased sales by 1.1% compared to using the same FX rate as in 4Q 2019 (“constant currency”).  The 4Q 2020 FX rate impact represented about 70% of UTMD’s increase in revenues compared to 4Q 2019.  Foreign currency revenues in 4Q 2020 were increased by $135 as a result of a weaker USD compared to particularly the EUR and AUD. For the 2020 year as a whole, the FX rate impact was less significant, increasing sales by $99. Foreign currency sales as a percentage of total sales were 23.0% of total sales in 4Q 2020, and 22.3% of total sales for the year 2020.  UTMD’s 4Q 2019 and year 2019 revenues invoiced in foreign currencies represented 27.2% of total consolidated USD sales in both periods of time.

A comparison of 4Q and Year 2020 results with the results in the same periods of 2019, according to U.S. Generally Accepted Accounting Principles (US GAAP), is affected by some income tax provision adjustments not related to normal operations: 1)  4Q 2019 net income was increased $582 ($.165 increase in EPS) as a result of final adjustments made to state of Utah tax estimates following the December 2017 U.S. “Tax Cuts and Jobs Act” (TCJA), enacted in late 2017, and 2) 2Q 2020 net income was decreased $225 ($.061 decrease in EPS) by a long term deferred tax liability increase on the balance of Femcare intangible assets (the amortization of which is not tax-deductible in the UK) as a result of a change in the UK income tax rate.  The $225 increase in deferred UK taxes over the next six years, according to US GAAP, must be booked in the quarter in which the tax law change was enacted.  The UK decided to not reduce its corporate income tax rate from 19% to 17% beginning in 2Q 2020, as was previously enacted. UTMD management believes that the presentation of results excluding the unfavorable deferred tax liability adjustment to its 2Q 2020 net income and the favorable tax-related adjustments to 4Q 2019 net income provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results in 2020 compared to 2019.  The non-US GAAP exclusion only affects Net Income and Earnings Per Share.  All other income statement categories at and above the EBT line were unaffected by the tax provision adjustments.

Summary of Financial Results

The following table provides the sequential quarterly percentage changes in results for each income statement category, comparing the same periods in 2020 and 2019:

Consolidated Income Statement	1Q	2Q	3Q	4Q	Year
Worldwide Revenues	+ 1.6%	(25.8%)	(16.1%)	+ 1.5%	(10.1%)
Gross Profit	+ 0.9%	(34.0%)	(12.0%)	( 7.0%)	(13.3%)
Operating Income	( 5.8%)	(55.9%)	(17.9%)	( 8.5%)	(22.3%)
Earnings Before Income Tax	( 3.6%)	(56.7%)	(19.3%)	( 9.5%)	(22.6%)
Net Income (US GAAP)	-	(62.8%)	(20.8%)	(21.7%)	(26.7%)
Earnings Per Share (US GAAP)	+ 0.4%	(62.0%)	(19.0%)	(19.8%)	(25.4%)

Excluding the 2Q 2020 deferred tax liability increase and resulting “one-time” tax provision increase and the favorable tax provision adjustments in 4Q 2019 related to the TCJA, UTMD’s non-US GAAP Net Income and Earnings Per Share (EPS) quarterly percentage changes follow:

Net Income (Non-US GAAP)	-	(56.4%)	(20.8%)	( 9.7%)	(22.1%)
EPS (Non-US GAAP)	+ 0.4%	(55.5%)	(19.0%)	( 7.5%)	(20.7%)

In other words, ignoring the income tax provision adjustments in 4Q 2019 and 2Q 2020, all income statement categories improved sequentially during 2020 following the 2Q pandemic drop, compared to the same time periods in 2019.  In the following income statement summary description, please refer to the right two columns in the table just above for a comparison of 4Q 2020 and year 2020 income statement results with the same periods in 2019.  More detail is provided later in this report.

UTMD profit margins in 4Q 2020 and year 2020 compared to 4Q 2019 and year 2019 follow:

	4Q 2020 (Oct – Dec)	4Q 2019 (Oct – Dec)	2020 (Jan – Dec)	2019 (Jan – Dec)
Gross Profit Margin (gross profits/sales):	60.5%	66.0%	60.6%	62.8%
Operating Income Margin (operating profits/sales):	35.6%	39.5%	32.5%	37.6%
Net Income Margin (profit after taxes/sales) US GAAP:	28.4%	36.8%	25.6%	31.4%
Net Income Margin (non-US GAAP):	28.4%	31.9%	26.1%	30.2%

Gross Profit in 4Q 2020 declined despite a sales increase primarily as a result of comparison with an unusually high Gross Profit Margin (GPM) in 4Q 2019.  The decline would have been just 2% if 4Q 2019 GPM had been the same as for 2019 year as a whole.  A 2% decline was caused by lower direct labor productivity in both Ireland and the U.S.  UTMD self-insures its health care plan in the U.S., which experienced an unusually high employee health care expense quarter.  Year 2020 Gross Profit was 13% lower than in 2019 as a result of 10% lower sales together with a GPM two percentage points lower.  The diluted GPM again was due to unfavorable health care costs in the U.S., lower direct labor productivity in Ireland manufacturing operations and marginally less absorption of UTMD’s fixed critical mass of manufacturing overhead.  Because the lower sales were transitory, the Company remains very profitable even at the lower sales levels experienced during the recent pandemic and the Company has a significant cash reserve relative to its operational needs, management did not cut important overhead resources which would sacrifice future capabilities to maintain shorter term profit margins.

Operating Income declined more than gross profit in both 4Q 2020 and year 2020.  In 4Q 2020, the lower operating income was due to a lower GPM, as 4Q 2020 sales were higher and 4Q 2020 operating expenses were $150 lower than in 4Q 2019.  For the 2020 year, the decline was due in part to a GPM that was two percentage points lower, but also because UTMD’s non-cash identifiable intangible asset (IIA) amortization expense related to Femcare and the Filshie Clip System, included in operating expenses, was 15.3% of sales in year 2020 compared to 13.0% in year 2019.  The substantially higher IIA expense as a percentage of sales was due not only to the lower sales in 2020 (less absorption of a fixed expense) but also the GBP FX rate difference and the later beginning of CSI IIA amortization in 2019.

Earnings before tax (EBT) declined more than operating income simply because UTMD did not receive interest on its cash balances in 2020 like it did in 2019, although average cash balances were about 20% higher during 2020.  The decline in Net Income and EPS per US GAAP was substantially affected by tax provision adjustments in 4Q 2019 and 2Q 2020 due to tax law changes in the U.S. and the UK respectively.  Non-US GAAP Net Income, which excludes tax provision adjustments due to tax law changes, declined about the same as EBT.  Finally, both  US-GAAP EPS and non-US GAAP EPS declined less than Net Income as a result of the benefit of share repurchases in 2020.

UTMD’s FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of December 2020 and the end of December 2019 follow:

Dec 31, 2020Dec 31, 2019    Change

GBP 1.3661.327 + 3.0%

EUR 1.2231.123 + 8.9%

AUD 0.7710.703 + 9.7%

CAD 0.7840.771 + 1.6%

UTMD’s December 31, 2020 Balance Sheet remained strong with an absence of debt.  Year-end cash increased 21% to $51,590, after using cash to pay $4,116 in cash dividends to stockholders and an additional $6,976 to repurchase 87,000 UTMD shares in the open market.  Ending 2020 inventories were 10% lower and ending accounts receivable were 13% lower than at the end of 2019, despite 2% higher sales in 4Q 2020 compared to 4Q 2019.  Due to the increase in value of the foreign currencies noted immediately above, despite $326 depreciation of foreign fixed assets, the USD net book value of fixed assets in the UK, Ireland, Australia and Canada increased $449 as of December 31, 2020 from December 31, 2019. Over the one year period of time, UTMD’s intangible asset balance declined $6,016, about 14%, despite 3% appreciation in the GBP.  Year-ending total liabilities increased $243 because customers deposits were $259 higher at the end of 2020.  Deposits occur because UTMD, in order to reduce collection risk, requires many of its international distributor customers to prepay for products that they have ordered that haven’t shipped yet.  Although net profits were not as high in 2020 as in 2019, after reducing stockholders’ equity a combined $11,092 from payment of stockholder dividends and share repurchases, stockholders’ equity increased $1,730 from December 31, 2019 to $102,822 at December 31, 2020, an historical high for UTMD.

Sales

Total consolidated 4Q 2020 UTMD sales were $179 (1.5%) higher than in 4Q 2019. Constant currency sales were $44 (0.4%) higher. Total consolidated 2020 UTMD sales were $4,726 (10.1%) lower than in 2019. Constant currency sales in 2020 were $4,825 (10.3%) lower than in 2019.

In 4Q 2020 compared to 4Q 2019, U.S. domestic sales were 2% lower and OUS sales were 7% higher. For the year 2020 compared to 2019, U.S. domestic sales were 6% lower and OUS sales were 16% lower.

Domestic sales in 4Q 2020 were $6,960 compared to $7,127 in 4Q 2019.  Domestic sales for the year 2020 were $25,866 compared to $27,493 in 2019.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to end-user facilities (and med/surg stocking distributors for hospitals), excluding Filshie Clip System (“Filshie device”) sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) Filshie device sales direct to U.S. medical facilities starting in February 2019.  Domestic direct sales in 4Q 2020 excluding Filshie devices, representing 49% of total 4Q domestic sales, were $15 (0%) lower than in 4Q 2019.  Domestic direct sales for the year 2020 excluding Filshie devices, representing 50% of total domestic sales, were $1,092 (8%) lower than in 2019. OEM sales in 4Q 2020, representing 26% of total domestic sales, were $24 (1%) lower than in 4Q 2019. OEM sales for the year 2020, representing 25% of total domestic sales, were $51 (1%) lower than in 2019. Filshie device sales direct to U.S. domestic end-user facilities were $129 (7%) lower in 4Q 2020 compared to 4Q 2019.  Filshie device sales direct to U.S. domestic end-user facilities were $484 (7%) lower for the year 2020 compared to Filshie device sales in 2019.  The negative impact of the COVID-19 pandemic on Filshie device sales began in March 2020. Because Filshie device sales are a significant portion of UTMD’s domestic business and a UTMD device most affected by the COVID-19 pandemic, management believes the following table might help to understand the overall 2020 pandemic impact and recovery trend:

Filshie device sequential quarterly direct sales in the U.S.             [USD]

Year	1Q	2Q	3Q	4Q	Year
2020	1,689	1,135	1,733	1,756	6,312
2019	925	1,979	2,008	1,884	6,796

Total OUS sales in 4Q 2020 were $5,050 compared to $4,704 in 4Q 2019.  Total OUS sales for the year 2020 were $16,312 compared to $19,411 in 2019.

OUS sales invoiced in GBP, EUR, AUD and CAD currencies were $135 higher in 4Q 2020, and $99 higher for the year 2020 as a result of changes in FX rates. Foreign currency OUS sales in 4Q 2020 were $2,759, which was 55% of all OUS sales and 23% of total consolidated 4Q 2020 sales.  In comparison, foreign currency OUS sales in 4Q 2019 were $3,221, which was 68% of all OUS sales and 27% of total consolidated 4Q 2019 sales.

The foreign currency OUS sales for the year 2020 were $9,412, which was 58% of all OUS sales and 22% of total consolidated 2020 sales.  In comparison, foreign currency OUS sales for the year 2019 were $12,755, which was 66% of all OUS sales and 27% of total consolidated 2019 sales. Because Filshie device sales are also a significant portion of UTMD’s OUS business and an implanted device most affected by the COVID-19 pandemic, management believes the following table might help to understand the overall 2020 pandemic impact and recovery trend:

Filshie device sequential quarterly USD-denominated sales OUS:

	Year	1Q	2Q	3Q	4Q	Year
Direct	2020	1,798	681	1,426	1,640	5,545
	2019	2,136	2,035	1,810	2,135	8,116
Distributor	2020	318	323	133	296	1,070
	2019	494	487	437	340	1,758
Total OUS	2020	2,117	1,003	1,559	1,936	6,615
	2019	2,630	2,523	2,246	2,475	9,874

OUS Filshie device sales obviously took a deeper hit as a result of the pandemic than domestically in the U.S.

UTMD segments sales into the following general product categories:  gynecology/ electrosurgery, labor & delivery, neonatal, and miscellaneous including blood pressure monitoring kits and accessories as well as related OEM products.

In 4Q 2020 compared to 4Q 2019, worldwide gynecology/ electrosurgery device sales were 10% lower, worldwide labor & delivery device sales were 2% higher, worldwide neonatal device sales were 6% lower and worldwide blood pressure monitoring and related OEM product sales were 38% higher.  Devices in the gynecology/ electrosurgery category were mostly classified as “nonessential” during the pandemic.  In the blood pressure monitoring category, UTMD’s largest OUS distributor requested an early $478 shipment under a new 2021 blanket purchase order.

For the year 2020 compared to 2019, worldwide gynecology/ electrosurgery device sales were 19% lower, worldwide labor & delivery device sales were 10% lower, worldwide neonatal device sales were 3% lower and worldwide blood pressure monitoring and related OEM product sales were 7% higher.

Gross Profit

Gross Profit results from subtracting the costs of manufacturing and shipping products to customers from revenues.  Gross Profit was $549 (7.0%) lower in 4Q 2020 than in 4Q 2019, after being 34% lower in 2Q 2020 and 12% lower in 3Q 2020 compared to the same time periods in 2019.  The 4Q 2020 GPM was 60.5% compared to 66.0% in 4Q 2019, an unusually high GPM quarter for UTMD. Gross Profit for the year 2020 was $3,918 (13.3%) lower than in 2019 when the year’s revenues were 10.1% lower.  Lower direct labor productivity and less absorption of fixed overhead costs, particularly in the 2Q and 3Q, and

22% higher U.S. self-insured medical costs were responsible for a greater decline in gross profit than in sales.  Despite UTMD not accepting U.S. government subsidies provided in the CARES Act, the Company paid its manufacturing employees, who felt virus symptoms or were exposed to others with symptoms, to not work and stay at home during a quarantine period.  In addition, in 2Q 2020, UTMD paid U.S. employees, who were essential in continuing to produce needed medical devices for critical care, a special bonus for coming to work at a time when government officials were advising people to stay at home with promises that they would be paid for not working. The average 2020 cost for UTMD’s self-funded U.S. health care plan increased to $13,200 (not thousands) per employee participating in the plan from $10,800 in 2019, and the portion paid by employees declined from 18% in 2019 to 15% in 2020.  UTMD expects its U.S. health plan expense, as well as the direct labor productivity of its experienced workforce in the U.S.and Ireland in general, will return to the 2019 level in 2021.

Despite the 2020 GPM decline, an average GPM exceeding 60% for the 2020 year, with international distributor and OEM sales representing 39% of total consolidated sales at a substantially lower GPM, met management’s long term profitability objective.

Operating Income

Operating Income results from subtracting Operating Expenses from Gross Profit. Operating Expenses, comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses, were 24.9% of sales in 4Q 2020 compared to 26.5% of sales in 4Q 2019.  Operating Expenses were 28.1% of sales for the year 2020 compared to 25.2% of sales in 2019.

Sales were higher in 4Q 2020 than in 4Q 2019, and operating expenses lower, yielding improvements in 4Q expenses as a percentage of 4Q sales.  On the other hand, sales were substantially lower for the year 2020 compared to 2019, and operating expenses about the same, yielding less favorable expenses as a percentage of sales, and diluting UTMD’s operating profit margin for the year as a whole.

Although the 2020 operating expense percentage of sales increased due to the 2020 short term pandemic reduction in sales, management continued to tightly manage operating expenses without sacrificing resources needed for longer term growth.

	4Q 2020	4Q 2019	2020	2019
S&M Expense	$ 359	$ 434	$ 1,554	$ 1,738
R&D Expense	111	125	486	483
G&A Expense	2,515	2,576	9,800	9,613
Total Operating Expenses:	$ 2,985	$ 3,135	$11,840	$11,834

Lower S&M expenses were due to the lack of trade show expenses during the pandemic, and the reduction in Femcare’s direct UK sales personnel effective in 3Q 2020.  Consolidated total S&M expenses were 3.0% of sales in 4Q 2020 and 3.7% of sales in 4Q 2019. S&M expenses were 3.7% of sales for both the year 2020 and the year 2019.

R&D expenses were consistent with the prior year’s same periods of time, varying only by specific project expenses. R&D expenses were 0.9% of sales in 4Q 2020 compared to 1.1% of sales in 4Q 2019. R&D expenses for the year 2020 were 1.2% of sales compared to 1.0% of sales in 2019.

Consolidated G&A expenses were 20.9% of sales in 4Q 2020 compared to 21.8% of sales in 4Q 2019. Consolidated G&A expenses were 23.2% of sales in the year 2020 compared to 20.5% of sales in 2019. Again, lower expense and higher sales in the 4Q, but lower sales and higher expense for the preceding nine months of the year, compared to the same time periods in 2019.

G&A expenses included non-cash expense from the amortization of IIA resulting from 1) the March 2011 Femcare Group Ltd (UK) acquisition and 2) the amortization of IIA from the purchase of the CSI U.S. exclusive Filshie device distribution rights effective in February 2019.

1)The initial amount of IIA for the 2011 Femcare UK purchase was £23,998.  After 9.75 years of amortization, the IIA balance is £8,686.  For both years of 2020 and 2019, the amortization expense rate was a constant £399 per calendar quarter. The USD amortization expense amount in each period, however, varied according to the USD/GBP FX rate. In 4Q 2020, the Femcare acquisition IIA amortization expense was $526 compared to $513 in 4Q 2019 for the same GBP amortization expense in both periods.  For the year 2020, the Femcare acquisition IIA amortization expense was $2,049 compared to $2,037 in 2019.

2)The initial amount of IIA for the acquisition of remaining exclusive U.S. Filshie device distribution rights from CSI in February 2019 was $21,000.  The straight-line amortization of this IIA is $368.4/ month over the then remaining 4.75 years of the prior distribution agreement.  After 23 months of amortization, the CSI IIA balance as of December 31, 2020 is $12,526.  The year 2020/2019 difference in CSI IIA amortization expense is due to the start of the amortization in February 2019, i.e. 12 months of $368.4 monthly expense in 2020 versus 11 months of expense in 2019.

Because the two Filshie -related IIA amortization expenses represent a significant portion of UTMD’s G&A expenses, UTMD provides the following table that separates the IIA amortization expenses from all other G&A expenses:

	4Q 2020	4Q 2019	2020	2019
IIA amortization expense	$ 1,631	$ 1,618	$ 6,470	$ 6,089
All other G&A expense	884	958	3,330	3,524
Total G&A Expenses:	$ 2,515	$ 2,576	$ 9,800	$ 9,613

Percent of Sales:	4Q 2020	4Q 2019	2020	2019
IIA amortization expense	13.6%	13.7%	15.3%	13.0%
All other G&A expense	7.3%	8.1%	7.9%	7.5%
Total G&A Expenses:	20.9%	21.8%	23.2%	20.5%

Eventually, when the two Filshie-related IIA balances are fully amortized, stockholders can obviously look forward to a substantial increase in EBT. The Femcare acquisition IIA amortization expense has 5.25 more years to run at about $525 per quarter using the same USD/GBP FX rate as in 4Q 2020.

The CSI IIA amortization expense has 3.1 more years to run at $1,105 per quarter.  Stockholders will appreciate that, although cash flow will not be affected, annualized reported EPS will increase $.90 after another 2.8 years, based on 4Q 2020 diluted shares outstanding and if current U.S. and Utah income tax rates remain the same. Similarly, after another 5.25 years annualized EPS would be $1.33 higher based on 4Q 2020 USD/GBP FX rate, 4Q 2020 diluted shares outstanding and unchanged income tax rates.

In summary, Operating Income in 4Q 2020 was $4,280 (35.6% of sales) compared to $4,679 (39.5% of sales) in 4Q 2019.  Operating Income for the year 2020 was $13,708 (32.5% of sales) compared to $17,633 (37.6% of sales) in 2019.  Lower gross profits leveraged down further by higher IIA amortization expense absorbed by fewer sales caused the 22% lower Operating Income for 2020. In any event, UTMD’s operating income margins achieved in 2020 were excellent compared to industry peers.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense or adding net non-operating income from or to, as applicable, Operating Income. Consolidated 4Q 2020 EBT was $4,286 (35.7% of sales) compared to

$4,735 (40.0% of sales) in 4Q 2019. Consolidated EBT for the year 2020 was $13,840 (32.8% of sales) compared to $17,884 (38.1% of sales) in 2019.

For UTMD, non-operating expenses include bank fees, losses from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, and losses from the disposition of fixed assets.  Non-operating income includes income from rent of underutilized property; investment income; royalties from licensing UTMD’s technology to others, gains from remeasuring the value of EUR or GBP bank balances, as applicable; and gains from the disposition of fixed assets. Net non-operating income results from subtracting non-operating expenses from gross non-operating income. UTMD’s net non-operating income in 4Q 2020 was $6 compared to $56 in 4Q 2019.  Net non-operating income for the year 2020 was $132 compared to $252 in 2019.  The lower non-operating income in 2020 was essentially due to lower interest rates for UTMD cash balances.

As a side note for clarity of income statement results, UTMD’s 2020 and 2019 EBT, as well as all other income statement measures above the EBT line in the Income Statements, were unaffected by tax provision adjustments in 2020 and 2019 which resulted from a 2020 tax law change in the UK and final adjustments for the tax law change in the U.S. in 2017. Therefore, from management’s perspective, the 2020 year to 2019 year comparisons of Sales, Gross Profit, Operating Income and EBT per U.S. GAAP are clear indicators of UTMD’s financial performance, whereas the Net Income and EPS comparisons per U.S. GAAP are not.

UTMD’s consolidated EBT was a combination of  the following partitions: The EBT of Utah Medical Products, Inc. in the U.S. was $9,031 for the year 2020 compared to $11,549 in 2019. The 2020 EBT of Utah Medical Products, Ltd (Ireland) was EUR 3,728 compared to EUR 2,577 in 2019. The 2020 EBT of Femcare Ltd. in the UK was GBP (593) compared to GBP 1,566 in 2019. The 2020 EBT of Femcare Australia Pty Ltd was AUD 857 compared to AUD 952 in 2019. The 2020 EBT of Utah Medical Products Canada, Inc. (dba Femcare Canada) was CAD 798 compared to CAD 1,280 in 2019.  The separate EBT of UTMD’s subsidiaries is also a function of intercompany shipments which are eliminated in the consolidation of revenues.

EBITDA is a non-US GAAP metric that UTMD management believes is of interest to investors because it provides meaningful supplemental information to both management and investors that represents profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Although the U.S. Securities and Exchange Commission advises that EBITDA is a non-GAAP metric, UTMD’s non-US GAAP EBITDA is the sum of the following elements in the table below, each of which is a US GAAP number:

	4Q 2020	4Q 2019	2020	2019
EBT	$ 4,286	$ 4,735	$13,840	$17,884
Depreciation Expense	160	174	655	700
Femcare IIA Amortization Expense	526	513	2,049	2,037
CSI IIA Amortization Expense	1,105	1,105	4,421	4,053
Other Non-Cash Amortization Expense	9	13	45	54
Stock Option Compensation Expense	39	28	160	113
Remeasured Foreign Currency Balances	(4)	32	(45)	76
UTMD non-US GAAP EBITDA:	$ 6,121	$ 6,600	$21,125	$24,917
Period to same period change:	(7.3%)		(15.2%)

In summary, UTMD’s 4Q 2020 (non-US GAAP) EBITDA declined 7.3% compared to a 9.5% decline in EBT, and (non-US GAAP) EBITDA for the year 2020 declined 15.2% compared to a 22.6% decline in EBT. Management believes that the non-US GAAP 15% EBITDA decline is more indicative of the COVID-19 pandemic negative impact on UTMD’s 2020 operating results than the 23% decline in EBT. Overall, the 50.1% (non-US GAAP) EBITDA as a percentage of revenues in 2020 met management’s long term operating objective and represents excellent 2020 operating performance in the face of lower sales due to pandemic restrictions on medical procedures worldwide.

Net Income

Net Income in 4Q 2020 was $3,412 (28.4% of sales) compared to $4,359 (36.8% of sales) per US GAAP in 4Q 2019.   Net Income according to US GAAP in 4Q 2019 was helped by a $582 reduction in UTMD’s income tax provision.  Stockholders may recall that the favorable 4Q 2019 adjustment emanated from an updated estimate of the Utah portion of the Repatriation tax which was a result of the TCJA enacted by Congress in December 2017, application of Utah rules for income apportionment and further clarification of the new Foreign-Derived Intangible Income (FDII) regime associated with the GILTI regime as part of the TCJA.

US GAAP Net Income for the year 2020 was $10,798 (25.6% of sales) compared to US GAAP Net Income of $14,727 (31.4% of sales) in 2019.  Net Income in 2020 included a 2Q 2020 unfavorable $225 tax provision adjustment for a UK income tax increase on future non-deductible IIA amortization expenses over the following six years.  The UK tax adjustment had to be recognized in the income statement all at once according to US GAAP.

To state it simply, there was a reduction in estimated 2019 taxes that made 2019 US GAAP Net Income and EPS results better, and an increase in 2020 estimated taxes that made 2020 US GAAP results worse. UTMD management believes that the presentation of Net Income and EPS results excluding the REPAT/ GILTI/ FDII tax liability estimate adjustments in 2019 and the UK change in the long term deferred tax liability provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s bottom line results when comparing 4Q 2020 and year 2020 to the same periods of time in 2019.

	4Q 2020	4Q 2019	Change	2020	2019	Change
Net Income (US GAAP)	$3,412	$4,359	(21.7%)	$10,798	$14,727	(26.7%)
Consolidated Tax Rate	20.4%	7.9%		22.0%	17.7%
Net Income (Non-GAAP, excluding tax provision adjustments)	$3,412	$3,777	(9.7%)	$11,023	$14,145	(22.1%)
Consolidated Non-GAAP Tax Rate	20.4%	20.2%		20.4%	20.9%

Earnings per share (EPS)

Diluted EPS is Net Income divided by a time-weighted calculation of outstanding shares plus dilution from unexercised employee and director options.  Similar to Net Income, UTMD management believes that the non-GAAP EPS presented below are more clearly indicative of comparative results in 2020.

	4Q 2020	4Q 2019	Change	2020	2019	Change
EPS (US GAAP)	$0.934	$1.165	(19.8%)	$2.941	$3.939	(25.4%)
EPS (Non-GAAP, excluding tax provision adjustments)	$0.934	$1.010	(7.5%)	$3.002	$3.784	(20.7%)

Diluted shares were 3,652,084 in 4Q 2020 compared to 3,740,458 in 4Q 2019, and 3,671,993 for the year 2020 compared to 3,738,596 in 2019.  The lower diluted shares in 2020 were the combined result of 80,000 shares repurchased in 1Q 2020, 7,000 shares repurchased in 3Q 2020, 8,278 employee option exercises during 2020 and an employee option award of 26,300 shares in March 2020.

Outstanding shares at the end of 2020 were 3,643,035 compared to 3,721,757 at the end of calendar year 2019. The difference was due to employee option exercises of 8,278 during 2020 offset by 87,000 shares repurchased in the open market. The number of shares used for calculating diluted EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2020 was 69,036 at an average exercise price of $67.23, including shares awarded but not yet vested.  This compares to 51,690 unexercised option shares at the end of 2019 at an average exercise price of $58.50/ share, including shares awarded but not yet vested.

The number of shares added as a dilution factor in 4Q 2020 was 11,091 compared to 19,649 in 4Q 2019. The number of shares added as a dilution factor for the year 2020 was 14,018 compared to 17,728 in 2019.  In March 2020, 26,300 option shares were awarded to 48 employees at an exercise price of $77.05 per share. No options were awarded in 2019.  UTMD paid $1,018 ($0.280/share) in dividends to stockholders in 4Q 2020 compared to $1,023 ($0.275/ share) paid in 4Q 2019. Dividends paid to stockholders during 4Q 2020 were 30% of 4Q 2020 Net Income.  UTMD paid $4,116 ($0.280/share) in dividends to stockholders in the year 2020 compared to $4,096 ($0.275/ share) paid in 2019. Dividends paid to stockholders during 2020 were 38% of 2020 US GAAP Net Income, and 37% of 2020 non-US GAAP Net Income.

In March 2020, UTMD repurchased 80,000 of its shares in the open market at $80.32/ share. In September 2020, UTMD repurchased 7,000 of its shares in the open market at $78.67/ share.  The total 87,000 shares repurchased in 2020 were at an average price of $80.19/ share.  In May 2019, UTMD repurchased 5,000 shares at $79.52/ share. No other shares were repurchased in 2019. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

UTMD’s share price at the end of 2020 closed at $84.30, down 22% from the $107.90 closing price at the end of 2019.  This compares unfavorably to the major stock market indices in 2020, all of which appreciated: The DJIA was up 7%, S&P500 up 16% and NASDAQ (where UTMD is traded) up 44%. The UTMD stock price has declined during a calendar year only 5 other times in the last 22 years.  The average compounded appreciation in UTMD stock value for the last 22 years, including the 2020 decline, was 12.3% per year, outpacing all of the major indices.  Adding dividends, UTMD stockholder value increased at an annually compounded rate of 13.2% over the last 22 years.

Balance Sheet.

At December 31, 2020 compared to the end of 2019, UTMD cash and investments increased $8.8 million to $51.6 million after using $4.1 million cash for dividends to stockholders and $7.0 million cash to repurchase 87,000 UTMD shares. At December 31, 2020, working capital was $58.5 million compared to $51.4 million at the end of 2019.  Net Intangible Assets were 34.1% of total consolidated assets on December 31, 2020 compared to 40.2% on December 31, 2019.  Even with lower demand as a result of the COVID-19 pandemic, UTMD was able to reduce inventories $0.7 million at December 31, 2020 from December 31, 2019.  Consolidated Accounts Receivable (net of allowances) declined $0.6 million at December 31, 2020 compared to December 31, 2019.  UTMD was able to reduce the aging of trade receivables at the end of 2020 to 31 days, compared to aging of 36 days at the end of 2019, despite increased financial stress of hospitals and international distributors during the pandemic.

Stockholders’ Equity at December 31, 2020 increased $1.7 million from the end of 2019, despite being reduced by $11.1 million from combining $4.1 million in cash dividends and $7.0 million in stock repurchases.

Financial ratios as of December 31, 2020 which may be of interest to stockholders follow:

1)Current Ratio = 16.4

2)Days in Trade Receivables (based on 4Q 2020 sales activity) = 31

3)Average Inventory Turns (based on 4Q 2020 CGS and average inventories) = 3.0

4)2020 YTD ROE (before dividends) = 11%

Investors are cautioned that this press release contains forward-looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)

(in thousands except earnings per share):

	4Q 2020	4Q 2019	Percent Change
Net Sales	$ 12,010	$ 11,831	+ 1.5%
Gross Profit	7,265	7,814	(7.0%)
Operating Income	4,280	4,679	(8.5%)
Income Before Tax	4,286	4,735	(9.5%)
Net Income (US GAAP)	3,412	4,359	(21.7%)
Net Income (non-US GAAP)	3,412	3,777	(9.7%)
Dilutes EPS (US GAAP)	$ .934	$1.165	(19.8%)
Diluted EPS (non-US GAAP)	$ .934	$1.010	(7.5%)
Shares Outstanding (diluted)	3,652	3,740

INCOME STATEMENT, Year (12 months ended December 31)

(in thousands except earnings per share):

	2020	2019	Percent Change
Net Sales	$ 42,178	$ 46,904	(10.1%)
Gross Profit	25,548	29,466	(13.3%)
Operating Income	13,708	17,633	(22.3%)
Income Before Tax	13,840	17,884	(22.6%)
Net Income (US GAAP)	10,798	14,727	(26.7%)
Net Income (non-US GAAP)	11,023	14,145	(22.1%)
Diluted EPS (US GAAP)	$ 2.941	$ 3.939	(25.4%)
Diluted EPS (non-US GAAP)	$ 3.002	$ 3.784	(20.7%)
Shares Outstanding (diluted)	3,672	3,739

BALANCE SHEET

(in thousands)	(audited) DEC 31, 2020	(unaudited) SEP 30, 2020	(audited) DEC 31, 2019
Assets
Cash & Investments	$51,590	$46,294	$42,787
Accounts & Other Receivables, Net	4,104	4,277	4,742
Inventories	6,222	6,304	6,913
Other Current Assets	346	385	444
Total Current Assets	62,262	57,260	54,886
Property & Equipment, Net	11,326	11,036	10,728
Intangible Assets, Net	38,157	38,776	44,173
Total Assets	$111,745	$107,072	$109,787
Liabilities & Stockholders’ Equity
Accounts Payable	788	651	1,098
REPAT Tax Payable	79	79	101
Other Accrued Liabilities	2,924	2,897	2,249
Total Current Liabilities	$3,791	$3,627	$3,448
Deferred Tax Liability – Intangible Assets	2,151	2,132	2,239
Long Term Lease Liability	335	346	376
Long Term REPAT Tax Payable	1,995	1,995	2,110
Deferred Income Taxes	651	557	521
Stockholders’ Equity	102,822	98,415	101,093
Total Liabilities & Stockholders’ Equity	$111,745	$107,072	$109,787